[KPMG PEAT MARWICK LLP LETTERHEAD]




March 27, 1998

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Patapsco Bancorp, Inc. and, under the date of August 1, 1997, we reported on the consolidated financial statements of Patapsco Bancorp, Inc. as of and for the years ended June 30, 1997 and 1996. On March 11, 1998, our appointment as principal accountants was terminated. We have read Patapsco Bancorp, Inc.'s statements included under
Item 4 of its Form 8-K dated March 17, 1998, and we agree with such statements, except that we are not in a position to agree or disagree with Patapsco Bancorp, Inc.'s statement that the change was approved by the Board of Directors or that Anderson Associates, LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinions that might be rendered on Patapsco Bancorp, Inc.'s consolidated financial statements.

Very truly yours,

/s/ KPMG Peat Marwick LLP